Exhibit 10.7

CORTINA SYSTEMS, INC.

EXECUTIVE SEVERANCE PLAN

(Effective June 29, 2010)

1. Introduction. The purpose of this Cortina Systems, Inc. Executive Severance Plan is to provide assurances of specified severance benefits to certain eligible employees of the Company or its subsidiaries whose employment is subject to being involuntarily terminated (other than for Cause, death or permanent disability) or terminated for Good Reason under the circumstances described in the Plan, including following a Change of Control of the Company. The Company recognizes that the potential for a Change of Control can be a distraction to its employees and can cause such employees to consider alternative employment opportunities. The Plan is intended to (i) assure that the Company will have the continued dedication and objectivity of its employees, notwithstanding the possibility, threat or occurrence of a Change of Control and/or an involuntary termination and (ii) provide the Company’s employees with an incentive to continue their employment and to motivate the Company’s employees to maximize the value of the Company prior to and following a Change of Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1 “Administrator” means the Board or any duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 14, but only to the extent of such delegation. Until and unless the Board determines otherwise, the Compensation Committee shall be the Administrator, and may further delegate any Administrator authority or responsibility pursuant to Section 14.

2.2 “Base Pay” means a Covered Employee’s annual base salary as in effect immediately prior to the Covered Employee’s termination of employment. Base Pay does not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions or other compensation.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Bonus” means the average annual bonus earned by a Covered Employee during the two (2) year period prior to the year of the Covered Employee’s termination of employment.

2.5 “Cause” means the occurrence of any one or more of the following: (i) the commission of any crime involving fraud, dishonesty or moral turpitude; (ii) participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (iii) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony; or (iv) intentional, material violation of any contract or agreement between the Covered Employee and the Company or any statutory duty the Covered Employee owes to the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided the Covered Employee with written notice thereon and thirty (30) days to cure the same.

2.6 “Change of Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person (“Person”), acquires ownership of securities of the Company that, together with the securities held by such Person, constitutes more than fifty percent (50%) of the total voting power of the securities of the Company, except that any change in the ownership of securities of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a “Change of Control”;

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a “Change of Control”; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of securities, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a “Change of Control” unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a “Change of Control” if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Change of Control Determination Period” means the time period beginning on the date of a Change of Control and ending twelve (12) months following a Change of Control.

2.8 “Change of Control Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 5.

2.9 “COBRA” means the Consolidated Omnibus Reconciliation Act of 1986, 29 U.S.C. Section 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations thereunder.

2.10 “Code” means the Internal Revenue Code of 1986, as amended.

2.11 “Company” means Cortina Systems, Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.12 “Covered Employee” means an employee of the Company who has been designated by the Administrator to participate in the Plan and executed a Participation Agreement with the Company.

2.13 “Disability” means a Covered Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, a Covered Employee will be deemed disabled if determined to be totally disabled by the Social Security Administration.

2.14 “Effective Date” means June 29, 2010.

2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16 “First Tranche Options” means stock options, other than Retention Grants, to acquire common stock of the Company granted on or prior to the Effective Date.

2.17 “Good Reason” means the Covered Employee’s resignation within thirty (30) days following the expiration of any Company cure period (described below) following the occurrence of one or more of the following without the Covered Employee’s written consent: (i) the material reduction of the Covered Employee’s authority, duties or responsibilities; (ii) a material reduction in the Covered Employee’s Base Pay (unless the Company also reduces the Base Pay of substantially all other employees of the Company with similar authority, status and responsibilities of such Covered Employee); or (iii) a material change in the geographic location at which the Covered Employee must perform his or her duties as an employee of the Company; provided, however, that in no instance will the relocation of the Covered Employee to a facility or location of fifty (50) miles or less from the Covered Employee’s principal place of employment be deemed material for purposes of this Plan and, provided further, that the Covered Employee’s relocation of his or her work location to his or her home will not be deemed material for purposes of this Plan. A Covered Employee will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured). In no instance will a termination of employment by a Covered Employee be deemed to be for “Good Reason” if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute “Good Reason” hereunder. This definition for “Good Reason” shall not be applied or used for any other agreement, understanding or arrangement between the Company and the Covered Employee unless such agreement, understanding or arrangement expressly provides for such usage.

2.18 “Involuntary Termination Determination Period” means the time period prior to the date of a Change of Control.

2.19 “Involuntary Termination Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.20 “Participation Agreement” means an agreement or letter provided by the Administrator to an employee of the Company designating such employee as a Covered Employee under the Plan, which has been signed and accepted by the employee.

2.21 “Plan” means the Cortina Systems, Inc. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.22 “Retention Grants” means stock options to purchase Company common stock that were granted on February 24, 2010 and have a vesting commencement date that is the earlier of (i) the date of the closing of the Company’s first underwritten public offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, or (ii) February 24, 2012.

2.23 “Section 409A” means Section 409A of the Code and any final regulations and guidance promulgated thereunder, as each have been or may be amended from time to time and any equivalent applicable state law.

2.24 “Section 409A Limit” means two (2) times the lesser of: (a) the Covered Employee’s annualized compensation based upon the annual rate of pay paid to the Covered Employee during the Covered Employee’s taxable year preceding the Covered Employee’s taxable year of the Covered Employee’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Covered Employee’s separation from service occurred.

2.25 “Tier 1 Covered Employee” means the Chief Executive Officer of the Company.

2.26 “Tier 2 Covered Employee” means any employee of the Company other than the Chief Executive Officer of the Company who has been designated by the Administrator to participate in the Plan as a Tier 2 Covered Employee.

3. Eligibility for Change of Control Severance Benefits and Involuntary Termination Severance Benefits. An individual is eligible for the Involuntary Termination Severance Benefits or Change of Control Severance Benefits under the Plan, in the amount set forth in Section 4 or 5, respectively, only if he or she is a Covered Employee on the date (i) the Company (or any parent or subsidiary of the Company) terminates the Covered Employee’s employment for other than (a) Cause, (b) death, or (c) Disability or (ii) the Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason.

4. Termination Prior to a Change of Control: Involuntary Termination Severance Benefits. If at any time within the Involuntary Termination Determination Period, the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment for other than (i) Cause, (ii) death, or (iii) Disability or a Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, then, subject to the Covered Employee’s compliance with Section 7, the Covered Employee shall receive the following Involuntary Termination Severance Benefits from the Company:

4.1 Severance Benefit.

4.1.1 Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to receive severance pay (less applicable withholding taxes) consisting of (a) continuing payments of the Covered Employee’s Base Pay for a period of twelve (12) months from the date of the Covered Employee’s termination of employment, plus (b) an amount equal to 100% of the Covered Employee’s Bonus, with such Bonus payments payable in equal installments over the period of twelve (12) months from the date of the Covered Employee’s termination of employment in accordance with the Company’s normal payroll practices as described in Section 10; provided, however that such payments of severance pay shall cease as of the date the Covered Employee commences employment with any entity other than the Company (except as provided under Section 8 below).

4.1.2 Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to receive severance pay (less applicable withholding taxes) consisting of (a) continuing payments of the Covered Employee’s Base Pay for a period of six (6) months from the date of the Covered Employee’s termination of employment, plus (b) an amount equal to 50% of the Covered Employee’s Bonus, with such Bonus payments payable in equal installments over the period of six (6) months from the date of the Covered Employee’s termination of employment in accordance with the Company’s normal payroll practices as described in Section 10; provided, however that such continuing payments of severance pay shall cease as of the date the Covered Employee commences employment with any entity other than the Company (except as provided under Section 8 below).

The continuing payments pursuant to this Section 4.1 are intended to be provided to assist Covered Employees as they are actively seeking future employment and will cease once the Covered Employee has commenced such employment. A Covered Employee receiving benefits pursuant to this Section 4.1 is required to notify the Company in writing within five (5) days of such Covered Employee’s receipt of an offer of employment with any entity other than the Company, and will accordingly identify the date upon which the Covered Employee will commence employment in such writing.

4.2 Reimbursement of Premiums for Continued Medical Benefits. If the Covered Employee and any spouse and/or dependents of the Covered Employee (“Family Members”) has medical, dental and vision coverage under a group health plan sponsored by the Company on the date of the Covered Employee’s termination of employment, and if the Covered Employee timely elects continuation of such coverage pursuant to COBRA, the Company will reimburse the Covered Employee for the total applicable premium cost paid for medical, dental and vision coverage under COBRA for the Covered Employee and his or her Family Members as follows:

4.2.1 Tier 1 Covered Employee. For a period of twelve (12) months or, if earlier, the expiration of the Covered Employee’s or Family Member’s eligibility for coverage under COBRA.

4.2.2 Tier 2 Covered Employee. For a period of six (6) months or, if earlier, the expiration of the Covered Employee’s or Family Member’s eligibility for coverage under COBRA.

Requests for reimbursement must be submitted promptly following the date such expenses are incurred, but in no event later than forty-five (45) days of such date, in accordance with the Company’s reimbursement policies, as in effect from time to time. Reimbursements will be made as soon as administratively practicable following approval of the reimbursement. Notwithstanding the foregoing, the Company shall have no obligation to reimburse the Covered Employee for the premium cost of COBRA coverage beginning on or after the date the Covered Employee and his or her Family Members first become eligible to obtain comparable benefits from a subsequent employer.

5. Termination Upon or Within 12 Months Following a Change of Control: Change of Control Severance Benefits. If at any time within the Change of Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates a Covered Employee’s employment for other than (i) Cause, (ii) death, or (iii) Disability or a Covered Employee terminates his or her employment with the Company (and any parent or subsidiary of the Company) for Good Reason, then, subject to the Covered Employee’s compliance with Section 7 and provided that the Covered Employee has voted all of his or her then-outstanding shares of Company capital stock entitled to vote, if any, in favor of the Change of Control, the Covered Employee shall receive the following Change of Control Severance Benefits from the Company:

5.1 Severance Benefit.

5.1.1 Tier 1 Covered Employee. If the Covered Employee is a Tier 1 Covered Employee, he or she shall be entitled to receive a lump sum cash payment (less applicable withholding taxes) equal to (a) twelve (12) months of the Covered Employee’s Base Pay plus (b) 100% of the Covered Employee’s Bonus.

5.1.2 Tier 2 Covered Employee. If the Covered Employee is a Tier 2 Covered Employee, he or she shall be entitled to receive a lump sum cash payment (less applicable withholding taxes) equal to (a) six (6) months of the Covered Employee’s Base Pay plus (b) 50% of the Covered Employee’s Bonus.

5.2 Reimbursement of Premiums for Continued Medical Benefits. If (i) the Covered Employee and any Family Members of the Covered Employee has medical, dental and vision coverage under a group health plan sponsored by the Company on the date of the Covered Employee’s termination of employment, and (ii) if the Covered Employee timely elects continuation of such coverage pursuant to COBRA, then the Company will reimburse the Covered Employee for the total applicable premium cost paid for medical, dental and vision coverage under COBRA for the Covered Employee and his or her Family Members as follows:

5.2.1 Tier 1 Covered Employee. For a period of twelve (12) months or, if earlier, the expiration of the Covered Employee’s or Family Member’s eligibility for coverage under COBRA.

5.2.2 Tier 2 Covered Employee. For a period of six (6) months or, if earlier, the expiration of the Covered Employee’s or Family Member’s eligibility for coverage under COBRA.

Requests for reimbursement must be submitted promptly following the date such expenses are incurred, but in no event later than forty-five (45) days of such date, in accordance with the Company’s reimbursement policies, as in effect from time to time. Reimbursements will be made as soon as administratively practicable following approval of the reimbursement. Notwithstanding the foregoing, the Company shall have no obligation to reimburse the Covered Employee for the premium cost of COBRA coverage beginning on or after the date the Covered

Employee and his or her Family Members first become eligible to obtain comparable benefits from a subsequent employer.

5.3 Stock Option Accelerated Vesting. The vesting of one hundred percent (100%) of each Covered Employee’s outstanding and unvested First Tranche Options as determined on such Covered Employee’s date of termination shall automatically accelerate so as to become fully vested and exercisable. The period over which the First Tranche Options may be exercised shall be governed by the applicable provisions of the Company’s 2001 Equity Incentive Plan and related stock option agreement(s). This acts as an amendment to each Covered Employee’s First Tranche Options, and to the extent not amended hereby, such First Tranche Options otherwise continue to be governed by the equity plan and stock option agreement pursuant to which they were granted. For purposes of clarity, this acceleration of vesting provision is in addition to (and not in replacement of) any acceleration of vesting provision outside of the Plan (e.g., pursuant to the option agreement, an offer letter or other arrangement) applicable to a Covered Employee’s First Tranche Option; provided, however, that in no instance may more than 100% of a First Tranche Option become vested and exercisable as a result of the application of such provisions.

6. Parachute Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to the Covered Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Covered Employee’s severance benefits hereunder shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by independent public accountants of a nationally recognized firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Covered Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Covered Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Covered Employee have any discretion with respect to the ordering of payment reductions.

7. Conditions to Receipt of Benefits.

7.1 Separation Agreement and Release of Claims. As a condition to receiving Change of Control Severance Benefits or Involuntary Termination Severance Benefits under this Plan, each Covered Employee will be required to sign and not revoke a waiver and release of all claims arising out of his or her termination of employment with the Company and its subsidiaries and affiliates, in a form reasonably satisfactory to the General Counsel of the Company (the “Release”), which becomes effective and irrevocable no later than sixty (60) days following the date of the Covered Employee’s “separation from service” (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Covered Employee will forfeit any rights to Change of Control Severance Benefits or Involuntary Termination Severance Benefits under this Plan. In no event will any Change of Control Severance Benefits or Involuntary Termination Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2 Non-Solicitation. The receipt of any Change of Control Severance Benefits or Involuntary Termination Severance Benefits under this Plan will be subject to the Covered Employee agreeing that for a period of one (1) year following the Covered Employee’s termination of employment with the Company, the Covered Employee will not, either directly or indirectly, solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for the Covered Employee or for any other entity or person.

7.3 Non-Disparagement. For a period of one (1) year following the Covered Employee’s termination of employment with the Company, the Covered Employee will not knowingly and materially disparage, criticize or otherwise make any derogatory statements regarding the Company and will refrain from any tortious interference with the contracts and relationships of the Company.

8. Termination of Payments and Benefits.

8.1 In General. Payments and benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates the requirements of Section 7 of this Plan, any proprietary information or confidentiality obligation to the Company or the terms of any applicable non-competition agreement with the Company.

8.2 LIQUIDATED DAMAGES. BY ENTERING INTO A PARTICIPATION AGREEMENT, THE PARTIES AGREE THAT THE PRECISE

AMOUNT OF DAMAGES FLOWING FROM ANY VIOLATION OF SECTION 7 OR FAILURE TO TIMELY NOTIFY THE COMPANY OF NEW EMPLOYMENT UNDER SECTION 4.1 OF THIS AGREEMENT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THEREFORE, EACH COVERED EMPLOYEE AGREES THAT IF HE/SHE BREACHES ANY OF THE PROVISIONS OF SECTION 7, OR OF ANY PROPRIETARY INFORMATION OR CONFIDENTIALITY OBLIGATION TO THE COMPANY OR THE TERMS OF ANY APPLICABLE NON-COMPETITION AGREEMENT WITH THE COMPANY, PROXIMATELY CAUSING THE COMPANY’S INFORMATION TO BE RECEIVED, DIRECTLY OR INDIRECTLY, BY ANYONE IN VIOLATION OF THE ANY CONFIDENTIALITY OBLIGATION TO THE COMPANY, THE SOLICITATION OF ANY COMPANY EMPLOYEE, OR THE DISPARAGEMENT OF THE COMPANY, THE COMPANY SHALL BE ENTITLED TO RECEIVE FROM THE COVERED EMPLOYEE AS LIQUIDATED DAMAGES AN AMOUNT EQUAL TO WHAT WAS PREVIOUSLY PAID TO THE COVERED EMPLOYEE UNDER THIS AGREEMENT PER PROVEN BREACH.

8.3 Termination of Payments and Benefits Pursuant to Section 4.1. Involuntary Termination Severance Benefits being paid to a Covered Employee may also be subject to termination in accordance with Section 4.1 above. However, and notwithstanding anything herein to the contrary, if payments or benefits under this Plan are terminated in accordance with Section 4.1 above, the Company’s obligation to make any benefits or payments that are delayed in accordance with Section 11 below shall not terminate with respect to any payments that have been accrued pursuant to Section 11 prior to the date of the termination of payments and benefits pursuant to Section 4.1, and such accrued payments shall be paid in a lump sum payment on the date six (6) months and one (1) day following the date of the Covered Employee’s “separation from service” within the meaning of Section 409A (or such earlier date as provided in Section 11, as applicable).

9. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Change of Control Severance Benefits, Involuntary Termination Severance Benefits and other benefits provided hereunder shall be in lieu of any other severance and/or retention plan benefits. Further, the Change of Control Severance Benefits, Involuntary Termination Severance Benefits and other benefits provided hereunder shall be reduced by any severance paid or provided to a Covered Employee under any other plan or arrangement.

10. Timing of Payments. Unless otherwise required pursuant to Section 11 below, the Company will pay the cash Change of Control Severance Benefits to which a Covered Employee becomes entitled under this Plan in a lump sum as soon as practicable on or following the date of the Covered Employee’s “separation from service” (and within sixty (60) days of such termination); provided, however, that such payment will be delayed to the extent required by Section 7 above and/or Section 11 below. Unless otherwise required pursuant to Section 11 below, the Company will pay the cash Involuntary Termination Severance Benefits to which a Covered Employee becomes entitled under this Plan as salary continuation on the same basis and timing as in effect for base salary payroll payments in accordance with the Company’s standard payroll practices; provided, however, that such payments will be delayed to the extent required by Section 7 above and/or Section 11 below.

11. Section 409A.

11.1 Notwithstanding any other provision of this Plan, no Change of Control Severance Benefits or Involuntary Termination Separation Benefits to be paid or provided to a Covered Employee, if any, pursuant to this Plan that, when considered together with any other payments and benefits that the Covered Employee is entitled to receive, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Covered Employee has a “separation from service” within the meaning of Section 409A. Similarly, no Change of Control Severance Benefits or Involuntary Termination Severance Benefits payable to the Covered Employee, if any, pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Covered Employee has a “separation from service” within the meaning of Section 409A.

11.2 Any payments or benefits under this Plan that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Covered Employee’s separation from service or, if later, such time as required by Section 11.3 below. Except as required by Section 11.3 below, any installment payments that would have been made to the Covered Employee during the sixty (60) day period immediately following the Covered Employee’s separation from service but for the preceding sentence will be paid to the Covered Employee on the sixtieth (60th) day following the Covered Employee’s separation from service and the remaining payments shall be made as provided in this Plan.

11.3 Notwithstanding anything to the contrary in this Plan, if the Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Covered Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service, but prior to the six (6) month anniversary of his or her separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

11.4 Any amount paid under this Plan that satisfies the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of Section 11.1 above.

11.5 Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of Section 11.1 above.

11.6 It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 16, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Covered Employees, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any Change of Control Severance Benefits or Involuntary Termination Severance Benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

12. Accrued Compensation. Unless otherwise required by applicable law, the Company will pay a Covered Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Covered Employee under any Company-provided plans, policies, and arrangements as of the Covered Employee’s date of termination of employment, at the time the Covered Employee receives his or her first Change of Control Severance Benefits or Involuntary Termination Severance Benefits or, to the extent the six (6) month delay in Section 11.3 is applicable to the Covered Employee, at the time the Covered Employee would have received his or her first Change of Control Severance Benefits or Involuntary Termination Severance Benefits in the absence of such delay. No Covered Employee may use any accrued but unused vacation pay to extend his or her date of termination of employment or to postpone or delay the start of his or her Change of Control Severance Benefits or Involuntary Termination Severance Benefits.

13. Withholding. The Company will withhold from any Change of Control Severance Benefits or Involuntary Termination Severance Benefits and any other payments or benefits hereunder all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

14. Administration. The Company is the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply to an Administrator or delegate of the Administrator that is not either the Board or a duly constituted committee of members of the Board with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan without the prior approval of the Board or a committee that has been delegated such authority by the Board. The Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan.

15. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Board or a committee that has been delegated such authority by the Board will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

16. Amendment or Termination. The Company reserves the right to amend, modify or terminate the Plan at any time, without advance notice to any Covered Employee; provided, however, that no amendment, modification or termination of the Plan shall be made within the period from the thirty (30) days prior to a Change of Control through the twelve (12) months after a Change of Control that would reduce the Change of Control Severance Benefits or Involuntary Termination Severance Benefits payable to any Covered Employee or impair a Covered Employee’s eligibility under the Plan (unless the affected Covered Employee consents to such amendment or termination). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

17. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

18. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

19. Source of Payments. All Change of Control Severance Benefits and Involuntary Termination Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

20. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

21. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

22. Miscellaneous.

22.1 Notwithstanding the fact that it may be calculated by reference to a number of months of pay, no severance pay provided by the Plan will constitute any sort of extension or perpetuation of employment beyond the actual date of termination of employment communicated to a Covered Employee; on the contrary, any such benefit is made in recognition of the fact that employment has been permanently terminated.

22.2 Notwithstanding any contrary Plan provision, the Administrator may, as it deems appropriate and in its sole discretion, authorize severance pay and/or benefits in amounts and terms different from that otherwise payable under the terms of the Plan. If the Administrator, in its sole discretion, determines that any other benefits or compensation are or may become payable upon termination of employment, including but not limited to, workers’ compensation wage replacement benefits, wage and hour claims, severance pay, or similar benefits under benefit plans, severance programs, employment contracts or applicable state or federal laws governing mass layoffs and plant closings, such as the Federal and/or California Worker Adjustment and Retraining Notification Act, a Covered Employee’s benefits under this Plan may be reduced or, alternatively, benefits previously paid under the Plan may be treated as having been paid to satisfy such other compensation or benefits obligations. In either case, the Administrator will determine how to apply this Section and may override other provisions in this Plan in doing so.

22.3 A Covered Employee may not assign his or her pay or benefits, voluntarily or involuntarily, to any person, except for pursuant to the laws of descent and distribution.

23. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

24. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

25. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

26. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

27. Additional Information.

Plan Name:	Cortina Systems, Inc. Executive Severance Plan

Plan Sponsor:	Cortina Systems, Inc.
840 W. California Avenue, Suite 100
Sunnyvale, CA 94086

Identification Numbers:	EIN: 94-3401917
PLAN: 502

Plan Year:	Calendar Year

Plan Administrator:	Cortina Systems, Inc.
Attention: Director of Legal Affairs
1376 Bordeaux Drive
Sunnyvale, CA 94089

(408) 481-2300

Agent for Service of
Legal Process:	Cortina Systems, Inc.
Attention: Director of Legal Affairs
1376 Bordeaux Drive
Sunnyvale, CA 94089

(408) 481-2300

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

28. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (Internal Revenue Service Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 17 and 18 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

29. Execution.

In Witness Whereof, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

CORTINA SYSTEMS, INC.

By

Title

Date

Form of Participation Agreement

CORTINA SYSTEMS, INC.

Participation Agreement for Executive Severance Plan

Cortina Systems, Inc. (the “Company”) is pleased to inform you,                     , that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.

In order to actually become a participant in the Plan (a “Covered Employee,” as described in the Plan), you must complete and sign this Participation Agreement and return it to [Insert Name] no later than [Insert Applicable Date].

The Plan describes in detail the specific circumstances under which you may become eligible for either “Change of Control Severance Benefits” (as defined in the Plan) or “Involuntary Termination Severance Benefits” (as defined in the Plan).

In order to receive any Change of Control Severance Benefits or Involuntary Termination Severance Benefits for which you otherwise become eligible, you must sign and deliver to the Company a release of claims (in a form specified by the Company) and the release must have become effective and irrevocable as described in the Plan. You must also agree to non-solicitation and non-disparagement requirements, and a liquidated damages provision as further described in the Plan. Also, as explained in the Plan, your Change of Control Severance Benefits or Involuntary Termination Severance Benefits, if any, will be reduced if necessary to avoid such payments or benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read the Plan and this Participation Agreement; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

CORTINA SYSTEMS, INC.	[NAME]

Signature	Signature

Name	Date

Title